Exhibit 10.1

RESTRICTED CASH AGREEMENT

AGREEMENT (the “Agreement”), dated as of February 21, 2018 (the “Grant Date”), between GNC Holdings, Inc., a Delaware corporation (the “Company”), and ________ (the “Participant”).

1.    Grant of Restricted Cash. Subject to the terms and conditions set forth in this Agreement, on the Grant Date the Company grants to the Participant an opportunity to receive a cash amount equal to $______ (the “Notional Amount”). During the period prior to the applicable vest date(s), the Notional Amount shall not accrue any interest.

2.    Vesting and Payment of Notional Amount.

(a)    Vesting.

(i)    Subject to Section 2.2(c), if the Participant remains continuously employed by the Company through the close of business on the applicable vesting date, the Notional Amount will vest in accordance with the following schedule:

Vesting Date	Percent Vested

1st Anniversary of Grant Date	33 1/3%

2nd Anniversary of Grant Date	66 2/3%

3rd Anniversary of Grant Date	100%

(ii)    There shall be no proportionate or partial vesting in the periods between the vesting dates and vesting shall occur only on each vesting date, provided that the Participant has not separated from service prior to such date.
(iii)    Notwithstanding the foregoing, a vesting may be delayed if, at the vesting date, the Participant is the subject of ongoing disciplinary or performance management investigations or proceedings concerning the circumstances under which forfeiture or clawback of this award could apply. In such cases, the applicable portion of the award, if any, will vest following the completion of such investigations and proceedings to the extent the Corporation determines that forfeiture and/or clawback does not apply.

(b)    Payment. On the next administratively practicable pay date following vesting of the applicable portion of the Notional Amount, the Participant will receive a cash payment equal to the vested portion of the Notional Amount, less any tax withholdings pursuant to Section 2(d) of this Agreement.

(c)    Forfeiture. The Participant shall forfeit to the Company, without compensation, any and all of the unpaid Notional Amount upon the Participant’s separation from service for any reason. Additionally, in the event the Participant engages in Detrimental Activity, as defined in the Company’s 2015 Stock and Incentive Plan, prior to, or during the one year period after, any vesting of any portion of the Notional Amount, the unpaid Notional Amount shall be immediately forfeited to the Company and the Participant shall pay to the Company any Notional Amount(s) which had vested in the periods referred to above.

(d)    Withholding. The Company may withhold from the Notional Amount an amount equal to the amount of all applicable foreign, federal, state, provincial and local taxes that the Company is required to withhold at any time.

3.    No Obligation to Continue Employment. This Agreement is not an agreement of employment.  This Agreement does not guarantee that the Company or its Affiliates will employ or retain, or continue to, employ or retain the Participant for any period of time, nor does it modify in any respect the Company’s (or any affiliate’s) right to terminate or modify the Participant’s employment or compensation.

4.    Transferability. The Participant is prohibited to sell, transfer, pledge, hypothecate, assign or otherwise dispose of any rights to the Notional Amount.  Any attempted sale, transfer, pledge, hypothecation, assignment or other disposition of the Notional Amount in violation of this Agreement shall be void and of no effect and the Company shall have the right to disregard the same on its books and records.

5.    Amendment. No amendment of any of the provisions of this Agreement shall adversely impair the rights of the Participant without the Participant’s consent, provided, however, the Board or the Committee may at any time and from time to time amend, in whole or in part, any or all of the provisions of this Agreement to comply with Section 409A of the Code and the regulations thereunder or any other applicable law and may also amend, suspend or terminate this Agreement as otherwise provided in the Plan. This Agreement is intended to comply with the applicable requirements of Section 409A of the Code relating to “short-term deferrals” thereunder, and shall be limited, construed and interpreted in a manner so as to comply therewith.

6.    Notices. Any notice or communication given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, or by regular United States mail, first class and prepaid, to the appropriate party at the address set forth below (or such other address as the party shall from time to time specify):

If to the Company, to:

GNC Holdings, Inc.
300 Sixth Avenue
Pittsburgh, Pennsylvania 15222
Attention: Chief Legal Officer

If to the Participant, to the address on file with the Company.

7.    Miscellaneous.

(a)    This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns.

(b)    This Agreement shall be governed and construed in accordance with the laws of Delaware (regardless of the law that might otherwise govern under applicable Delaware principles of conflict of laws).

(c)    This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one contract.

(d)    The failure of any party hereto at any time to require performance by another party of any provision of this Agreement shall not affect the right of such party to require performance of that provision, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

GNC HOLDINGS, INC.

By:

Name: Kevin G. Nowe
Title: Senior Vice President, Chief Legal Officer and Chief Compliance Officer

PARTICIPANT

By:
Name: